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Company Contact:

Jeff Unger, Investor Relations

(561) 514-0115

Andrew Bard, Weber Shandwick

212-445-8368

Casual Male Retail Group, Inc. Reports Sales and Operating Results

For the First Quarter of Fiscal 2007

Comparable Sales Increase of 6.2%

Recurring EPS for First Quarter 2007 increased to $0.03

CANTON, MA, May 24, 2007—Casual Male Retail Group, Inc. (NASDAQ/NMS: “CMRG”), retail brand operator of Causal Male XL, Rochester Big & Tall, B&T Factory Direct, LivingXL and Jared M., announced today its sales and operating results for the first quarter of fiscal 2007.

Sales for the first quarter of fiscal 2007 increased 8.2% to $111.3 million from $102.9 million for the first quarter of fiscal 2006. Comparable sales for the thirteen week period ended May 5, 2007 increased 6.2% as compared to the comparable thirteen week period of the prior year.

For the first quarter of fiscal 2007, net income was $1.1 million, or $0.03 per diluted share, compared to the first quarter of fiscal 2006 which, including a non-recurring gain of $0.02 per share, had net income of $1.4 million, or $0.04 per diluted share. Prior year results included a gain of $0.02 per diluted share from the sale of the Company’s loss prevention subsidiary, LP Innovations, Inc.

During the first quarter of fiscal 2007, the Company repurchased 3.1 million shares of its common stock at an aggregate cost of $38.3 million under its $75.0 million stock repurchase program. Subsequent to the end of the first quarter, the Company has repurchased an additional 0.7 million shares for an aggregate cost of $7.6 million. Over the past twelve months, the Company has repurchased a total of 5.3 million shares of its common stock at an aggregate cost of $61.1 million. The Company has $27.0 million remaining under its 2007 stock repurchase program. The stock repurchase program has been primarily funded by borrowings from the Company’s Credit Facility.

Casual Male will host a conference call with security analysts beginning at 11:00 a.m. ET today, Thursday, May 24, 2007, to review the sales and operating results for the first quarter ended May 5, 2007. The call is being webcast and can be accessed at www.casualmaleXL.com/investor. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male will be hosting an Analyst Day at the Company’s headquarters in Canton, Massachusetts on Wednesday, May 30, 2007. The Analyst Day will be webcast at www.casualmale.com/investor from 9:00 AM ET to approximately 3:15 PM.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with retail operations throughout the United States, Canada and London, England, operates 473 Casual Male XL retail and outlet stores, 25 Rochester Big & Tall stores, 12 Casual Male at Sears-Canada stores, and a direct-to-consumer business which includes several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq Global Market under the symbol “CMRG.”

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on April 2, 2007, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

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CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended
	May 5, 2007	April 29, 2006
Sales	$111,304	$102,864
Cost of goods sold including occupancy	60,348	57,860

Gross profit	50,956	45,004
Expenses:
Selling, general and administrative	44,356	39,359
Depreciation and amortization	4,057	3,250

Total expenses	48,413	42,609

Operating income	2,543	2,395
Other income, net	138	1,112
Interest expense, net	(807)	(1,219)

Income before income taxes	1,874	2,288
Provision for income taxes	750	901

Net income	$1,124	$1,387

Net income per share—basic and diluted	$0.03	$0.04
Weighted-average number of common shares outstanding:
Basic	42,191	34,887
Diluted	44,383	37,118

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

May 5, 2007 and February 3, 2007

(In thousands)

	May 5, 2007	February 3, 2007
ASSETS
Cash and investments	$6,653	$5,325
Inventories	122,690	114,535
Other current assets	14,009	14,966
Property and equipment, net	59,860	59,063
Goodwill and other intangibles	96,082	96,170
Deferred income taxes	28,338	28,281
Other assets	2,078	2,096

Total assets	$329,710	$320,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	$55,855	$66,018
Notes payable	55,600	8,529
Deferred gain	27,476	27,843
Stockholders’ equity	190,779	218,046

Total liabilities and stockholders’ equity	$329,710	$320,436